Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL YEAR 2014

Continued New Customer Wins and Revenue Diversification;
Expecting Sequential Growth in Fourth Quarter
Spokane Valley, WA— April 29, 2014 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the three months ended March 29, 2014. The Company's actual results were in line with its previous guidance.
For the third quarter of fiscal year 2014, Key Tronic reported total revenue of $77.0 million, compared to $84.3 million in the same period of fiscal year 2013. For the first nine months of fiscal year 2014, total revenue was $233.3 million, compared to $276.4 million in the same period of fiscal year 2013.
Net income for the third quarter of fiscal year 2014 was $1.4 million or $0.13 per diluted share, compared to $2.9 million or $0.26 per diluted share for the same period of fiscal year 2013. For the first nine months of fiscal year 2014, net income was $6.2 million or $0.57 per diluted share, compared to $10.2 million or $0.94 per diluted share for the same period of fiscal year 2013.
For the third quarter of fiscal year 2014, gross margin was 9% and operating margin was 3%, compared to 9% and 4%, respectively, in the same period of fiscal year 2013.
“During the third quarter of fiscal year 2014, many of our new programs continued to ramp up,” said Craig Gates, President and Chief Executive Officer. “We expect to see sequential growth during the fourth quarter of fiscal year 2014, as growing revenue from new customers and new programs should offset and then exceed the demand reductions in recent periods by our two largest customers.”
“Overall, we continue to enjoy strong customer loyalty, with many of our customers rewarding us with nearly a decade or more of uninterrupted business. At the end of the third quarter of fiscal year 2014, we were generating revenue from 192 separate programs compared to 177 programs at the end of the third quarter of fiscal year 2013. At the same time, we continued to diversify our future revenue base during the third quarter by winning two new programs from new customers involving consumer products and fitness equipment.”
“Our pipeline of potential new business is also increasingly robust, involving programs with greater long-term revenue potential and higher quality requirements. Our increased competitiveness in the EMS marketplace is being driven by the growing recognition of the advantages of Mexico-based production for North America consumption over China-based production, as well as by the growing number of opportunities where we can capitalize on the continued expansion of our new sheet metal fabrications capabilities in concert with our plastic molding, printed circuit, and product assembly capabilities.”

Business Outlook
For the fourth quarter of fiscal year 2014, the Company expects to report revenue in the range of $78 million to $85 million, and earnings in the range of $0.17 to $0.23 per diluted share. The expected earnings range assumes an effective tax rate of 32%.
Conference Call
Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-762-8779 or +1-480-629-9645. A 48-hour replay will be available by calling 800-406-7325 or +1 303 590 3030 (Access Code: 4676348). A replay will also be available on the Company’s Web site.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to quarterly revenue and earnings during fiscal year 2014. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers, the availability of parts from the supply chain, the accuracy of customers' forecasts; success of customers' programs; timing of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company's SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Net sales	$77,043	$84,343	$233,267	$276,418
Cost of sales	70,436	76,483	213,088	249,587
Gross profit	6,607	7,860	20,179	26,831
Research, development and engineering expenses	1,414	1,329	4,181	3,804
Selling, general and administrative expenses	2,985	2,938	8,964	8,406
Total operating expenses	4,399	4,267	13,145	12,210
Operating income	2,208	3,593	7,034	14,621
Interest expense, net	12	38	50	246
Income before income taxes	2,196	3,555	6,984	14,375
Income tax provision	782	692	751	4,189
Net income	$1,414	$2,863	$6,233	$10,186
Net income per share — Basic	$0.13	$0.27	$0.59	$0.97
Weighted average shares outstanding — Basic	10,533	10,489	10,523	10,488
Net income per share — Diluted	$0.13	$0.26	$0.57	$0.94
Weighted average shares outstanding — Diluted	10,926	10,931	10,920	10,888

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 29, 2014	June 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,241	$10,819
Trade receivables, net of allowances of $37 and $40, respectively	52,637	47,009
Inventories	46,086	44,664
Deferred income tax asset	1,516	1,767
Other	9,464	7,508
Total current assets	111,944	111,767
Property, plant and equipment—net	21,188	17,911
Other assets:
Deferred income tax asset	3,052	3,179
Other	1,914	2,273
Goodwill	1,740	—
Other intangibles	2,138	—
Total other assets	8,844	5,452
Total assets	$141,976	$135,130
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,540	$26,400
Accrued compensation and vacation	6,297	7,413
Current portion of other long-term obligations	—	576
Other	5,021	3,551
Total current liabilities	39,858	37,940
Long-term liabilities:
Deferred income tax liability	—	1,585
Other long-term obligations	564	1,445
Total long-term liabilities	564	3,030
Total liabilities	40,422	40,970
Shareholders' equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,533 and 10,502 shares, respectively	44,015	43,369
Retained earnings	55,711	49,478
Accumulated other comprehensive income	1,828	1,313
Total shareholders' equity	101,554	94,160
Total liabilities and shareholders’ equity	$141,976	$135,130

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